Exhibit 10.1

September 28, 2020

Ted Randolph

24905 Ironwood Drive

Valencia, CA 91355

Dear Ted:

It gives me great pleasure to present you with this formal offer of employment with Second Sight Medical Products, Inc. (Second Sight), for the position of Vice President of Operations, an officer of the company under Section 16 of the Securities Exchange Act of 1934, initially reporting directly to Matthew Pfeffer, Acting Chief Executive Officer.  Your annual salary will be $275,000, which equates to $11,458.33 on a semi-monthly basis.

Second Sight offers the following benefit package*:

•	Four weeks paid vacation annually, which is based on an accrual basis
•	Paid sick time
•	Ten paid holidays per calendar year
•	Voluntary Employee Stock Purchase Plan
•	Paid life insurance
•	Paid short and long-term disability insurance
•	401K tax-sheltered Savings Plan with employer match
•	Group health, dental and vision insurance for you and your eligible dependents paid with employer and employee contributions
•

Health savings account and/or Flexible spending accounts – you may choose to participate in one or more of the options offered: before tax insurance premiums, health savings account, health spending account, and/or dependent or elder care spending account

•

You will also be eligible to participate in the 2020 Bonus Program.  You may be eligible for an annual cash bonus of up to 30.0%, or a portion thereof, depending on whether Company goals are met at December 31, 2020 per Second Sight’s bonus plan.  Please note that the Bonus Incentive Program is provided at the discretion of the Board of Directors of Second Sight and may be changed or modified at any time.

*All benefits subject to change on annual basis.

Additionally, this offer is subject to the following conditions.  First, employment with Second Sight is not for a specific term and is at the mutual consent of yourself and Second Sight.  Accordingly, either party can terminate the employment relationship, at will, with or without cause, at any time.  That notwithstanding, should you be terminated by Second Sight without cause, you will be given six months advance notice of such termination, or, if less than six months advance notice is given, the equivalent cash payment in lieu thereof.  Second, employment disputes will be subject to a mutual Arbitration Agreement that provides for any and all disputes arising out of employment with the company; that the parties are entitled to reasonable discovery; and that Second Sight will bear the costs for the arbitration proceedings.

This offer is contingent upon a successful completion of a background screening, along with your ability to meet the requirements of the Immigration Reform and Control Act (1996).  In order to comply with this legal obligation, you must provide proof of your eligibility to legally work in the United States of America and complete an Employment Eligibility Verification form (I-9) within three days of hire.

This agreement and any additions or amendments thereto shall be governed in accordance with the laws of the State of California.  The terms and conditions set forth in this offer letter, if accepted by you, will be the entire agreement between the Company and you with regard to your employment and will supersede any other agreements, whether written or oral, with regard to the subject of employment.

This offer is retroactive to your start date, Monday, September 14, 2020.  This offer is contingent upon our receipt of your written or telegraphic acceptance no later than the close of normal business Thursday, September 29, 2020.  If you do not provide notification of your acceptance by the date previously mentioned, we will assume that you decline the offer.  Should you have any questions regarding the details of this offer, please contact Ed Sedo, Controller, at (805) 990-1808.

Sincerely,

/s/ Matthew J. Pfeffer

Matthew J. Pfeffer

Second Sight Medical Products, Inc.

Acting Chief Executive Officer

I ACKNOWLEDGE THAT I HAVE READ, UNDERSTAND, ACCEPT AND AGREE TO THE TERMS OF EMPLOYMENT. I agree by signing below that second sight has made no promises to me other than what is outlined in this letter.  It contains the entire offer the Company is making to me.  I understand and agree that my employment with second sight is at-will:

/s/ Edward RandolphSeptember 28, 2020

SignatureDate